Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements and management’s assessment of internal control included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Sterling Construction Company, Inc. on Forms S-8 (File No. 33-83038, effective August 18, 1994, File No. 33-83040, effective August 18, 1994, File No. 333-88224, effective May 14, 2002, File No. 333-88228, effective May 14, 2002, and File No. 333-135666, effective July 10, 2006).

GRANT THORNTON LLP

Houston, Texas
March 17, 2008